                                                                     EXHIBIT 11


                             FRONTIER CORPORATION
           CONSOLIDATED COMPUTATION OF NET INCOME PER AVERAGE SHARE
                      OF COMMON STOCK ON A DILUTED BASIS

In thousands, except per share data                                            Years Ended December 31,
                                                           -------------------------------------------------------------
                                                           1997         1996         1995         1994          1993
                                                           ----         ----         ----         ----          ----

Income applicable to common stock                         $ 53,543      $208,744     $20,892      $178,870      $119,514
  Add:  Interest on convertible debentures (1)                  --           554          --           554           553
                                                          --------------------------------------------------------------
                                                          $ 53,543      $209,298     $20,892      $179,424      $120,067

  Less: Increase in related federal
        income taxes (1)                                        --           194          --           194           194
                                                          --------------------------------------------------------------
Adjusted income applicable to common stock                $ 53,543      $209,104     $20,892      $179,230      $119,873
                                                          ==============================================================

Average common shares outstanding
  (excluding common stock equivalents)                     163,530       162,301     152,069       148,170       134,093
Adjustments for:
  Convertible debentures (1)                                    --           503          --           503           503
  Stock Options                                                446         1,712       9,592        12,183        19,137
                                                          --------------------------------------------------------------
Adjusted common shares assuming
  conversion of outstanding convertible
  debentures and stock options at the                      163,976       164,516     161,661       160,856       153,733
  beginning of each period                                ==============================================================
Net income per average share of
common stock on a diluted basis                          $    .33      $   1.27    $    .13      $   1.11      $    .78

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(1)  Convertible debentures are anti-dilutive in 1997 and 1995.